Exhibit 99.(j)(i)(1)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 21, 2005, relating to the financial statements and financial highlights which appears in the October 31, 2005 Annual Report to Shareholders of SunAmerica Focused Series, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Disclosure of Portfolio Holdings Policies and Procedures", and "Independent Registered Public Accounting Firm and Legal Counsel" in such Registration Statement.


PricewaterhouseCoopers LLP


Houston, Texas
February 28, 2006